Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Patriot Risk Management, Inc.
Fort Lauderdale, Florida
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated May 8, 2008, except for Note 24 which is as of October 1, 2008, relating to the consolidated financial statements of Patriot Risk Management, Inc. which is contained in that Prospectus, and of our report dated May 8, 2008, relating to the schedules, which is contained in Part II of the Registration Statement.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Grand Rapids, Michigan
October 1, 2008